                                                                    EXHIBIT 5(c)



                        [Sullivan & Cromwell Letterhead]






                                                                January 27, 1997


KeyCorp,
   127 Public Square,
      Cleveland, Ohio 44114.

Dear Sirs:

     In connection with the registration under the Securities Act of 1933 (the "Act") of $350,000,000 aggregate principal amount of Junior Subordinated Deferrable Interest Debentures (the "Debt Securities") of KeyCorp, an Ohio corporation (the "Corporation"), $350,000,000 aggregate liquidation amount of Capital Securities (the "Capital Securities") of KeyCorp Institutional Capital A, a business trust created under the laws of the State of Delaware (the "Issuer"), and the Guarantee with respect to the Capital Securities (the "Guarantee") to be executed and delivered by the Corporation for the benefit of the holders from time to time of the Capital Securities, we, as your counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.

KeyCorp                                                                  -2-



     Upon the basis of such examination, we advise you that, in our opinion, when the Registration Statement relating to the Debt Securities, the Capital Securities and the Guarantee has become effective under the Act, the Debt Securities have been duly executed and authenticated in accordance with the Indenture and issued and delivered as contemplated in the Registration Statement, the Guarantee Agreement relating to the Guarantee with respect to the Capital Securities of the Issuer has been duly executed and delivered, the Capital Securities have been duly executed in accordance with the Amended and Restated Trust Agreement of the Issuer and issued and delivered as contemplated in the Registration Statement, the terms of the Debt Securities and the Guarantee and of their issuance and delivery have been duly established in conformity with the Indenture and the Guarantee Agreement, respectively, so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Corporation and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Corporation, and the terms of the Capital Securities of the Issuer and of their issuance and delivery have been duly established in conformity with the Amended and Restated Trust Agreement of the Issuer so as not to violate any applicable law or result in a default under or breach of any

KeyCorp                                                                 -3-



agreement or instrument binding upon the Issuer and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Issuer, the Debt Securities and the Guarantee relating to the Capital Securities of the Issuer will constitute valid and legally binding obligations of the Corporation, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

     The foregoing opinion is limited to the Federal laws of the United States, the laws of the State of New York and the laws of the State of Ohio, and we are expressing no opinion as to the effect of the laws of any other jurisdiction. With resect to all matters of Ohio law, we have relied upon the opinion, dated January 27, 1997, of Daniel Stolzer, Esq., and our opinion is subject to the same qualifications and limitations with respect to such matters as are contained in Mr. Stolzer's opinion.

     We understand that you have received an opinion regarding the Capital Securities from Richards, Layton & Finger, LLP, special Delaware counsel for the Corporation and the Issuer. We are expressing no opinion with respect to the matters contained in such opinion.

KeyCorp                                                                     -4-


     Also, we have relied as to certain matters on information obtained from public officials, officers of the Corporation and other sources believed by us to be responsible.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to us under the heading "Validity of New Securities" in the Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under
Section 7 of the Act.

                                             Very truly yours,



                                             SULLIVAN & CROMWELL